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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 3, 2001

Avant! Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	94-2347624
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

46871 Bayside Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (510) 413-8000

Item 2. Acquisition or Disposition of Assets

    The Company has terminated its investment in Semiconductor Manufacturing International Corporation ("SMIC"). The Company had invested a total of $62.5 million in SMIC. Pursuant to the agreement terminating the Company's investment, the entire $62.5 million invested by the Company will be reimbursed and the Company is relieved of any obligation to invest additional funds in SMIC. The Company received $33 million of its SMIC investment on October 3, 2001. Under the agreement the remaining $29.5 million must be paid by November 30, 2001.

Item 5. Other Events

    On October 3, 2001, the Company completed payment in full of the restitution amount awarded to Cadence Design Systems, Inc. by a Santa Clara County Superior Court in the matter of People v. Avant!, et al. The Company had previously paid the $27 million fine imposed by the Superior Court. The Company has now paid all fines and restitution amounts assessed against it in connection with the People v. Avant! case.

    A portion of the money used to pay the restitution fine was raised through the Company terminating its investment in SMIC (see Item 2 above).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT! CORPORATION
By:	/s/ Viraj J. Patel Name: Viraj J. Patel Title: Head of Finance and Treasurer

October 4, 2001

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SIGNATURES